EXHIBIT 5.1

                                JAMES A. TRODDEN
                                 Attorney at Law
                                31251 Via Fajita
                          San Juan Capistrano, CA 92675
                               Tel (949) 489-9100
                                Fax 949) 489-9100

December 17, 2001

Advanced Technologies, Inc.
716 Yarmouth Road, #215
Palos Verdes Estates, CA 90275

Ladies and Gentlemen:

You have requested my opinion as counsel for Advance Technologies, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 3,200,000 shares of Company Common Stock issuable pursuant to an agreement between the Company and a certain consultant engaged by the Company. We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about December 27, 2001 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/JAMES A. TRODDEN
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   James A. Trodden